UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 7, 2011

Developers Diversified Realty Corporation

(Exact Name of Registrant as Specified in Charter)

Ohio	1-11690	34-1723097
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio		44122
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (216) 755-5500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 7, 2011, Developers Diversified Realty Corporation (“DDR”) and Glimcher Realty Trust (“Glimcher”) announced that they have entered into an agreement pursuant to which an affiliate of DDR will sell its open-air mall, Town Center Plaza, in Kansas City, Kansas, to an affiliate of Glimcher, and another affiliate of Glimcher will sell its power center, Polaris Towne Center, in Columbus, Ohio to another affiliate of DDR. Glimcher will purchase Town Center Plaza for approximately $139 million in cash. DDR’s existing loan encumbering this asset will be defeased immediately prior to closing. DDR will purchase Polaris Towne Center for approximately $80 million, including the assumption of approximately $45 million in debt currently encumbering the property, which matures in 2020. DDR currently anticipates recognizing a gain, estimated to be approximately $60 million, in connection with the sale of Town Center Plaza, which amount is subject to change based on actual closing and other costs associated with the sale. Each of the transactions is expected to close in the fourth quarter of 2011, subject to the satisfaction or waiver of customary closing conditions, including a closing condition requiring the contemporaneous closing of the other transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

By:	/s/ David E. Weiss
David E. Weiss
Executive Vice President and General Counsel

Date: September 7, 2011